                                                                    EXHIBIT 99.1

                                                       1105 North Market Street
(DELPHI FINANCIAL GROUP LOGO)                                 Suite 1230
                                                      Wilmington, Delaware 19801
                                                           www.delphifin.com

Press Release

     Contact: Bernard J. Kilkelly                       FOR IMMEDIATE RELEASE

              Vice President, Investor Relations        7/26/05

     Phone:   212-303-4349

     E-mail:  bernie-kilkelly@dlfi.com


 DELPHI FINANCIAL REPORTS SECOND QUARTER 2005 OPERATING EPS UP 14% TO $0.90 AND
   NET INCOME PER SHARE REACHES $0.96; KEY ASSET AND EQUITY MILESTONES REACHED


Wilmington, Delaware -- July 26, 2005 -- Delphi Financial Group, Inc. (NYSE:
DFG) announced today that net income in the second quarter of 2005 was $32.0 million, or $0.96 per share, compared to $27.1 million, or $0.82 per share, in the second quarter of 2004. Net income in the second quarter of 2005 included after-tax realized investment gains of $2.2 million, or $0.06 per share, while net income in the second quarter of 2004 included after-tax realized investment gains of $1.3 million, or $0.03 per share. For the first half of 2005, net income was $62.1 million, or $1.87 per share, compared with net income in the first half of 2004 of $57.8 million, or $1.76 per share. Net income in the first half of 2005 included after-tax realized investment gains of $3.3 million, or $0.10 per share, while net income in the first half of 2004 included after-tax realized investment gains of $4.7 million, or $0.14 per share.

Operating earnings(1) in the second quarter of 2005 increased 15% to $29.8 million from $25.9 million in the second quarter of 2004, while operating earnings per share rose 14% to $0.90 from $0.79 a year ago. Operating earnings for the first half of 2005 were $58.7 million, or $1.77 per share, an increase of 11% from $53.1 million, or $1.62 per share, in the first half of 2004.

Core group employee benefit premiums in the second quarter of 2005 grew 21% from the second quarter a year ago, reaching $230 million. This growth was driven by a 39% increase in group disability premiums at Delphi's Reliance Standard Life subsidiary and a 16% increase in premiums from excess workers' compensation insurance at Delphi's Safety National subsidiary. The combined ratio for the Company's group employee benefit products in the second quarter of 2005 was 94.2%, compared with 94.4% in the second quarter of 2004 and 94.7% for the full-year 2004.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "We were very pleased with Delphi's bottom line performance in the second quarter, which reflects both strong top line growth and improved margins in our insurance businesses. We were also pleased that Delphi achieved two significant milestones in the second quarter, as total assets surpassed $5 billion and shareholders' equity surpassed $1 billion. These milestones highlight the financial strength of our company and our successful track record in building value for shareholders in our 15 years as a public company."

Mr. Rosenkranz added, "We continue to capitalize on favorable market trends in our insurance businesses. Reliance Standard achieved a 22% increase in group disability production and 17% increase in group life production as we continue to expand our sales force focused on the attractive smaller case market. Our

DELPHI FINANCIAL REPORTS SECOND QUARTER 2005 OPERATING EPS OF $0.90       Page 2


premium growth in group disability was boosted again by a strategic alliance we formed at the end of 2004 with several health insurers, in which Reliance Standard provides a turnkey disability product that provides us with significant alternative distribution to our small case niche. The market for Safety National's core product, excess workers' compensation for self-insured employers, remains hard and we continue to see few signs that the market will soften any time soon. Rates are holding steady, we continue to achieve solid increases in self-insured retentions, and Safety National achieved strong growth in production in the second quarter, which demonstrates that an ongoing firm market in primary workers' compensation insurance is continuing to drive employers to self-insure or remain self-insured."

Delphi's net investment income in the second quarter of 2005 rose 13% to $55.2 million from $48.7 million in the same quarter a year ago. Invested assets at June 30, 2005 were $3.8 billion, an increase of 13% from $3.3 billion at June 30, 2004. Delphi's total assets surpassed $5 billion for the first time, reaching $5.1 billion at June 30, 2005. The pre-tax equivalent yield on the Company's investment portfolio in the second quarter of 2005 was 6.2% compared to 6.1% for the second quarter of 2004. Delphi's shareholders' equity surpassed $1 billion at the end of the second quarter, and book value per share rose to $30.91 at June 30, 2005 compared with $29.36 at December 31, 2004.

CONFERENCE CALL

On July 27, 2005 at 11:00 AM (Eastern time), Delphi will broadcast the Company's second quarter 2005 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on July 27, 2005. Investors can also download Delphi's second quarter 2005 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expects," "believes," "anticipates," "intends," "judgment" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims

DELPHI FINANCIAL REPORTS SECOND QUARTER 2005 OPERATING EPS OF $0.90       Page 3


any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.



(1) Operating earnings, which is a non-GAAP financial measure, consist of net income excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment gains were $2.2 million and $1.3 million, or $0.06 per share and $0.03 per share, for the second quarter of 2005 and 2004, respectively, and $3.3 million and $4.7 million, or $0.10 per share and $0.14 per share for the first half of 2005 and 2004, respectively. The Company believes that because realized investment gains and losses arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains or losses may be realized based on management's decision to dispose of an investment, and investment losses may be realized based on management's judgment that a decline in the market value of an investment is other than temporary. Thus, realized investment gains and losses are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these gains and losses. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, realized investment gains and losses occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. All per share amounts are on a diluted basis.


                                -tables attached-

                           DELPHI FINANCIAL GROUP, INC.
                           Non-GAAP Financial Measures
                              Reconciliation to GAAP
                 (Unaudited; in thousands, except per share data)

                                                                         Three Months Ended                 Six Months Ended
                                                                    ----------------------------     -----------------------------
                                                                      06/30/05          06/30/04        06/30/05         06/30/04
                                                                    ----------        ----------     -------------      ----------
INCOME STATEMENT DATA

OPERATING EARNINGS (NON-GAAP MEASURE)                               $   29,819        $   25,872     $      58,745      $   53,099
    Net realized investment gains, net of taxes                          2,158             1,261             3,339           4,655
                                                                    ----------        ----------     -------------      ----------

NET INCOME (GAAP MEASURE)                                           $   31,977        $   27,133     $      62,084      $   57,754
                                                                    ==========        ==========     =============      ==========

DILUTED RESULTS PER SHARE OF COMMON STOCK:

    OPERATING EARNINGS (NON-GAAP MEASURE)                           $     0.90        $     0.79     $        1.77      $     1.62
       Net realized investment gains, net of taxes                        0.06              0.03              0.10            0.14
                                                                    ----------        ----------     -------------      ----------

    NET INCOME (GAAP MEASURE)                                       $     0.96        $     0.82     $        1.87      $     1.76
                                                                    ==========        ==========     =============      ==========

                                                                                                          06/30/05        12/31/04
                                                                                                     -------------      ----------

BALANCE SHEET DATA
SHAREHOLDERS' EQUITY, EXCLUDING ACCUMULATED OTHER
    COMPREHENSIVE INCOME                                                                             $     952,865      $  882,477
    Add:  Accumulated other comprehensive income                                                            53,266          57,371
                                                                                                     -------------      ----------

SHAREHOLDERS' EQUITY (GAAP MEASURE)                                                                  $   1,006,131      $  939,848
                                                                                                     =============      ==========

DILUTED BOOK VALUE PER SHARE OF COMMON STOCK, EXCLUDING

    ACCUMULATED OTHER COMPREHENSIVE INCOME (NON-GAAP MEASURE)                                        $       29.42      $    27.73
    Add:  Accumulated other comprehensive income                                                              1.49            1.63
                                                                                                     -------------      ----------

DILUTED BOOK VALUE PER SHARE OF COMMON STOCK (GAAP MEASURE)                                          $       30.91      $    29.36
                                                                                                     =============      ==========

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

                         DELPHI FINANCIAL GROUP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
               (Unaudited; in thousands, except per share data)


                                                                                    Three Months Ended           Six Months Ended
                                                                                  ------------------------    ----------------------
                                                                                  06/30/05      06/30/04      06/30/05     06/30/04
                                                                                  --------      ----------   ----------   ----------
Revenue:
    Premium and fee income                                                        $249,851      $207,049      $489,451      $407,759
    Net investment income                                                           55,192        48,705       108,629       101,248
    Net realized investment gains                                                    3,320         1,941         5,137         7,162
                                                                                  --------      --------      --------      --------
                                                                                   308,363       257,695       603,217       516,169
                                                                                  --------      --------      --------      --------

Benefits and expenses:
    Benefits, claims and interest credited to policyholders                        185,690       153,570       364,263       303,672
    Commissions and expenses                                                        70,753        60,853       138,347       120,628
                                                                                  --------      --------      --------      --------
                                                                                   256,443       214,423       502,610       424,300
                                                                                  --------      --------      --------      --------

       Operating income                                                             51,920        43,272       100,607        91,869

Interest expense:
    Corporate debt                                                                   4,261         3,475         7,931         6,911
    Junior subordinated deferrable interest debentures                               1,199         1,106         2,370         2,211
Income tax expense                                                                  14,483        11,558        28,222        24,993
                                                                                  --------      --------      --------      --------

       Net income                                                                 $ 31,977      $ 27,133      $ 62,084      $ 57,754
                                                                                  ========      ========      ========      ========

Basic results per share of common stock:
       Net income                                                                 $   0.99      $   0.85      $   1.92      $   1.82

    Weighted average shares outstanding                                             32,426        31,931        32,368        31,811

Diluted results per share of common stock:
       Net income                                                                 $   0.96      $   0.82      $   1.87      $   1.76

    Weighted average shares outstanding                                             33,302        32,930        33,282        32,818

Dividends paid per share of common stock                                          $   0.09      $   0.08      $   0.18      $   0.16

                             DELPHI FINANCIAL GROUP, INC.
                        SUMMARIZED CONSOLIDATED BALANCE SHEETS
                               (Unaudited; in thousands)


                                                                                                  6/30/05                  12/31/04
                                                                                                -----------             -----------
Assets:
     Investments:
        Fixed maturity securities, available for sale                                           $ 3,104,115             $ 3,049,013
        Short-term investments                                                                      141,638                  95,761
        Other investments                                                                           521,447                 396,302
                                                                                                -----------             -----------
                                                                                                  3,767,200               3,541,076

     Cash                                                                                            33,029                  24,324
     Cost of business acquired                                                                      222,059                 212,549
     Reinsurance receivables                                                                        416,149                 428,707
     Goodwill                                                                                        93,929                  93,929
     Securities lending collateral                                                                  251,238                 236,900
     Other assets                                                                                   225,660                 203,777
     Assets held in separate account                                                                 91,451                  88,205
                                                                                                -----------             -----------
          Total assets                                                                          $ 5,100,715             $ 4,829,467
                                                                                                ===========             ===========

Liabilities and Shareholders' Equity:
     Policy liabilities and accruals                                                            $ 1,757,221             $ 1,663,903
     Policyholder account balances                                                                1,037,072               1,024,577
     Corporate debt                                                                                 184,750                 157,750
     Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities
        issued by unconsolidated subsidiaries                                                        59,762                  59,762
     Securities lending payable                                                                     251,238                 236,900
     Other liabilities and policyholder funds                                                       713,090                 658,522
     Liabilities related to separate account                                                         91,451                  88,205
                                                                                                -----------             -----------

          Total liabilities                                                                       4,094,584               3,889,619

Shareholders' equity:
     Class A Common Stock                                                                               308                     304
     Class B Common Stock                                                                                39                      39
     Additional paid-in capital                                                                     420,942                 406,908
     Accumulated other comprehensive income                                                          53,266                  57,371
     Retained earnings                                                                              590,890                 534,540
     Treasury stock, at cost                                                                        (59,314)                (59,314)
                                                                                                -----------             -----------
                                                                                                  1,006,131                 939,848
                                                                                                -----------             -----------
          Total liabilities and shareholders' equity                                            $ 5,100,715             $ 4,829,467
                                                                                                ===========             ===========

                             DELPHI FINANCIAL GROUP, INC.
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited; in thousands)

                                                                                                    06/30/05              06/30/04
                                                                                                   -----------           -----------
Operating activities:
     Net income                                                                                    $    62,084          $    57,754
     Adjustments to reconcile net income to net cash provided
           by operating activities:
         Change in policy liabilities and policyholder accounts                                        105,025               82,345
         Net change in reinsurance receivables and payables                                              8,593                  424
         Amortization, principally the cost of business acquired and investments                        30,522               19,689
         Deferred costs of business acquired                                                           (44,481)             (42,861)
         Net realized gains on investments                                                              (5,137)              (7,162)
         Net change in trading account securities                                                      (22,631)               4,049
         Net change in federal income tax liability                                                     13,171               14,447
         Other                                                                                         (12,265)             (16,200)
                                                                                                   -----------          -----------
           Net cash provided by operating activities                                                   134,881              112,485
                                                                                                   -----------          -----------

Investing activities:
     Purchases of investments and loans made                                                        (1,018,057)          (1,079,209)
     Sales of investments and receipts from repayment of loans                                         793,179              846,283
     Maturities of investments                                                                         115,663               83,530
     Net change in short-term investments                                                              (45,873)              11,039
     Change in deposit in separate account                                                              (4,325)              (2,432)
                                                                                                   -----------          -----------
           Net cash used by investing activities                                                      (159,413)            (140,789)
                                                                                                   -----------          -----------

Financing activities:
     Deposits to policyholder accounts                                                                  52,148               73,316
     Withdrawals from policyholder accounts                                                            (49,151)             (43,304)
     Borrowings under revolving credit facility                                                         32,000               27,000
     Principal payments under revolving credit facility                                                 (5,000)              (5,000)
     Change in liability for Federal Home Loan Bank advances                                                --              (20,000)
     Other financing activities                                                                          3,240                6,491
                                                                                                   -----------          -----------
           Net cash provided by financing activities                                                    33,237               38,503
                                                                                                   -----------          -----------

Increase in cash                                                                                         8,705               10,199
Cash at beginning of period                                                                             24,324               18,733
                                                                                                   -----------          -----------
           Cash at end of period                                                                   $    33,029          $    28,932
                                                                                                   ===========          ===========